Exhibit 10.4

MANAGEMENT SERVICES TERMINATION AGREEMENT

THIS MANAGEMENT SERVICES TERMINATION AGREEMENT (the “Agreement”) is entered into as of June 30, 2022 (the “Effective Date”) by and between Bitech Technologies Corp., a Delaware corporation (formerly, Spine Injury Solutions, Inc.) (“Bitech”), Quad Video Halo, Inc., a Texas Corporation (“Quad”) and Peter L. Dalrymple (“Dalrymple”). Bitech, Quad and Dalrymple are collectively referred to as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Quad, Quad Video Holdings Corporation and Dalrymple are parties to an Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”);

WHEREAS, Bitech, Quad and Dalrymple are Parties to that certain Management Services Agreement dated March 31, 2022 (the “MSA”); and

WHEREAS, the Parties have agreed to terminate the MSA in accordance with the terms and conditions set forth herein and as provided for in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration of TEN ($10.00) DOLLARS in hand paid by each Party to the other, and other mutual covenants and agreements set forth herein (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree as follows:

1.	Confirmations. The foregoing recitals are true and correct and are incorporated herein by reference.

2.	Definitions. All capitalized terms not defined herein shall have the meaning ascribed to them in the MSA.

3.	Termination Date. The MSA shall terminate on the Effective Date (“Termination Date”).

4.	Survival of Obligations. As provided in the MSA and subject to the terms thereof, Dalrymple’s representations and indemnity to Bitech pursuant to the MSA shall survive beyond the Termination Date.

5.	Representation of the Parties. Each Party represents that it has not made any assignment, transfer, conveyance, or other disposition of the MSA, or interest in the MSA, or any claim, demand, obligation, liability, action, or cause of action arising from the MSA. Each of the Parties hereto hereby represents that it has in itself an absolute right, power and authority to enter into this Agreement for the termination of the MSA as of the Termination Date and there are no consents which are necessary for this Agreement to be executed, delivered, performed and enforced in accordance with its terms.

6.	Attorneys’ Fees. If either Party commences an action against the other Party arising out of, or in connection with this Agreement, the prevailing Party shall be entitled to recover from the losing Party reasonable attorneys’ fees and costs at the pre-trial, trial and appellate levels.

7.	Further Assurances. Each Party agrees to cooperate with the other and to execute and deliver, at its sole expense, all such further instruments and documents and do all such further acts and things as such Party may be reasonably requested to do from time to time by the other Party, to carry out the provisions and objectives of this Agreement.

8.	Successors and Assigns. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.	Entire Understanding. This Agreement and the MSA constitutes the entire understanding and agreement of the Parties with respect to the termination of the MSA described herein.

10.	Counterparts. Counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Bitech Technologies Corp.

By:	/s/ Benjamin Tran	/s/ Peter L. Dalrymple
Name:	Benjamin Tran	Peter L. Dalrymple
Title:	Chief Executive Officer

Quad Video Halo, Inc.,

By:	/s/ Benjamin Tran
Name:	Benjamin Tran
Title:	President